FILED PURSUANT TO RULE 433
FILE NO. 333-165904
Issuer Free Writing Prospectus dated April 13, 2010 relating to
Preliminary Prospectus Supplement dated April 6, 2010
and to Prospectus dated April 5, 2010
SOUTHERN COPPER CORPORATION
US$400,000,000 5.375% NOTES DUE 2020
US$1,100,000,000 6.750% NOTES DUE 2040
This term sheet relates to the notes referenced above (the “notes”) and should be read together with the preliminary prospectus supplement dated April 6, 2010 and the Prospectus dated April 6, 2010 (including the documents incorporated by reference therein) relating to the notes offering before making a decision in connection with an investment in the notes.

Issuer:	Southern Copper Corporation (the “Issuer”)

Security Description:	5.375% notes due 2020 (the “2020 notes”)
6.750% notes due 2040 (the “2040 notes”)

Transaction Type:	SEC Registered

Currency:	US Dollars

Total Principal Amount:	The 2020 notes: US$400,000,000
The 2040 notes: US$1,100,000,000

Offering Price:	The 2020 notes: 99.481%
The 2040 notes: 99.250%

Underwriting Discount:	The 2020 notes: 0.40%
The 2040 notes: 0.45%

Net proceeds to Issuer	The 2020 notes: US$396,324,000
(before expenses):	The 2040 notes: US$1,086,800,000

Maturity:	The 2020 notes: April 16, 2020
The 2040 notes: April 16, 2040

Coupon:	The 2020 notes: 5.375%
The 2040 notes: 6.750%

Benchmark Treasury:	The 2020 notes: 3.625% due February 2020
The 2040 notes: 4.375% due November 2039

Benchmark Treasury Yield:	The 2020 notes: 3.818%
The 2040 notes: 4.684%

Spread to Benchmark Treasury:	The 2020 notes: + 162.5 bps
The 2040 notes: + 212.5 bps

Yield to Maturity:	The 2020 notes: 5.443%
The 2040 notes: 6.809%

Issue Ratings[1]:	Baa2(Moody’s)/BBB-(S&P)/BBB(Fitch)

Use of Proceeds:	Net proceeds of the offering (US$1,483,124,000 million) are expected to be used for general corporate purposes, including the financing of the Issuer’s capital expenditure program

Interest Payment Dates:	April 16 and October 16 of each year, commencing on October 16, 2010

Day Count Convention:	30/360

Trade Date:	April 13, 2010

Settlement Date:	April 16, 2010

CUSIP/ISIN:	The 2020 notes:
CUSIP: 84265V AD7
ISIN: US84265VAD73

The 2040 notes:
CUSIP: 84265V AE5
ISIN: US84265VAE56

Denomination:	$2,000 and integral multiples of $1,000 in excess thereof

Optional Redemption:	The 2020 notes: Make-whole call at UST + 25 basis points.
The 2040 notes: Make-whole call at UST + 35 basis points.

Listing:	Application is expected to be made to the Global Exchange Market of the Irish Stock Exchange Limited

Law:	State of New York

Joint Bookrunners and Joint Lead Managers:	Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated

[1]	Note: A securities rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The file number of the Issuer’s registration statement is No. 333-165904. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Credit Suisse Securities (USA) LLC, toll-free at 1-800-221-1037; Goldman, Sachs & Co., telephone: 1-866-471-2526, facsimile: 212-902-9316 or by emailing prospectus-ny@ny.email.gs.com; or Morgan Stanley & Co. Incorporated, 1585 Broadway, 29th Floor, New York, NY 10036, Attention: Investment Banking Division, telephone: 1-866-718-1649
ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

3